EX-99.B.8.22

                                Eighth Amendment
                                       to
                          Fund Participation Agreement


                                   WITNESSETH:


       WHEREAS, Aetna Life Insurance and Annuity Company ("ALIAC"), Fidelity Distributors Corporation (the "Underwriter") and Variable Insurance Products Fund II (the "Fund") have entered into a Fund Participation Agreement dated February 1, 1994 and amended on December 15, 1994, February 1, 1995, May 1, 1995, January 1, 1996, March 1, 1996, May 1, 1997, January 20, 1998 and May 1,
1998; and

       WHEREAS, ALIAC, the Underwriter and the Fund desire to include ALIAC's Variable Life Separate Account C to Schedule A;

       NOW, THEREFORE, in consideration of the premises and mutual covenants and promises contained herein, the parties agree:

              1. That Schedule A is hereby amended to include ALIAC's Variable
                 Life Separate Account C.

              2. The Agreement, as modified by this Amendment, is ratified and confirmed.


       IN WITNESS WHEREOF, the undersigned have executed this Eighth Amendment by their duly authorized officers as of the 1st day of December, 1999.

AETNA LIFE INSURANCE AND                            VARIABLE INSURANCE PRODUCTS
   ANNUITY COMPANY                                   FUND II


By      /s/  Laurie M. LeBlanc                      By     /s/  Robert C. Pozen
        ----------------------                             ---------------------
Name    Laurie M. LeBlanc                           Name   Robert C. Pozen
Title   Vice President                              Title  Senior Vice President


FIDELITY DISTRIBUTORS CORPORATION


By     /s/  Kevin Kelly
       ----------------
Name   Kevin Kelly
Title  Vice President



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                                   SCHEDULE A
                        (Amended as of December 1, 1999)

    Aetna Life Insurance and Annuity Company Variable Life Separate Account C